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Exhibit 99.1

PRESS RELEASE
SOURCE: EMERGENT FINANCIAL GROUP

EMERGENT EXTINGUISHES LIABILITIES, CHANGES NAME AND EFFECTS STOCK SPLIT
BOULDER, Colo.--(BUSINESS WIRE)--June 14, 2002--Emergent Financial Group (OTCBB:EGXF - News), an electronic transaction data processing company for non-bank consumer financial services, has announced that it has reached agreement with its Series E Preferred shareholders and certain secured lenders to convert the $25,000,000 in preferred liabilities to restricted common stock. The parties have also entered into a two-year lock-up. Emergent is further streamlining its capital structure through a 1 for 70 reverse stock split and is changing the name of the corporation from Emergent Financial Group to EGX Funds Transfer, which management believes more clearly describes the primary business activities of the Company. EGX will trade under the new symbol EGXF.

"We are pleased that an arrangement could be reached that benefits all participants," said Arland Dunn, founder of XTRAN. "With a simplified capital structure, we believe that EGX is better positioned to exploit the market opportunity for the XTRAN technology."

"We welcome the resolution of our negotiations since new capital will be invested in the business rather than retirement of liabilities," said Jason Galanis, CEO of EGX.

As disclosed in form 10K-SB dated August 15, 2001 and Exhibits 10.1 through 10.5 thereto, in connection with the acquisition of KeyCom, Inc. and its money remittance systems called XTRAN, EGX entered into four agreements, which are the Plan of Merger, the Series E Preferred Designation of Rights, the Security Agreement and the Registration Rights Agreement.

EGX has reached agreement dated May 31, 2002, to extinguish $4,000,000 of short-term liabilities represented by its Series E Preferred Stock through a conversion to common stock. EGX has also reached agreement to convert the remaining $21,000,000 in Series E Preferred Stock to restricted common stock, thereby extinguishing a potential future liability due on January 1, 2003.

As disclosed on form 10K-SB and form 8K dated October 11, 2001, EGX acquired KeyCom for $1,000,000 in cash and $25,000,000 in preferred stock. EGX paid the $1,000,000 in cash and delivered the Preferred Stock, closing the transaction on September 26, 2001. Prior to the May 23, 2002 agreement, EGX was required to redeem preferred stock from the Holders upon written request, up to a maximum of $1,000,000 per quarter for four consecutive quarters.


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As disclosed in form 10Q-SB dated November 11, 2001 and February 19, 2002 in
Management's Discussion and Analysis and in form 10K-SB dated August 15, 2001 and form 8K dated October 11, 2001, in the event of any breach of the terms and conditions of the Senior Series E Preferred Stock or any of EGX's obligations to the sellers of KeyCom, the holders of the Senior Series E Preferred Stock have the right to foreclose on 100% of the capital stock of KeyCom Holdings, Inc., EGX's wholly-owned subsidiary which acquired KeyCom. The above agreements prevent the foreclosure.

The June 14, 2002 agreement also provides for the termination of the Registration Rights Agreement dated July 19, 2001 pursuant to which the Series E Holders could have forced EGX to register shares making them eligible for open market sale. As noted above, the agreement further provides for a two-year lockup pursuant to which the common stock issued to the E Holders is contractually restricted for twenty-four months from issuance.

EGX has retired the $25,000,000 of Series E and terminated the associated agreements in consideration for the issuance of 11,000,000 shares of common stock (post reverse stock split - below).

EGX has declared a 1 for 70 reverse stock split by consent of a majority of the stockholders. EGX had approximately 117,000,000 common shares outstanding (1,671,000 post reverse split) immediately prior to the reverse stock split and prior to the above conversion of Series E Preferred.

The founders of KeyCom have received a royalty agreement pursuant to which they may earn up to $8.3 million based on future fees generated using the XTRAN technology. All payments are contingent on future performance. Possible future payments, if any, are secured by the intellectual property representing XTRAN. The parties delivered reciprocal mutual general releases as consideration for entering into the agreements.

Upon the change of name, Emergent Financial Group will be named EGX Funds Transfer. Shareholders are instructed to deliver certificates to their broker or to the transfer agent for exchange.

About EGX Funds Transfer

EGX (www.emergentgroup.com or www.egxfunds.com) is a holding company, which owns transaction processing subsidiary companies principally engaged in person-to-person (P-to-P) money transfers. EGX is principally engaged in building a distribution network for non-bank financial services delivered through countertop point-of-sale devices in retail locations globally. We believe our proprietary technology is the only end-to-end fully electronic solution available for international wire remittances originated in-store. The Hispanic expatriate community in the United States is estimated to account for the majority of the $49 billion in cash transmissions originating from the U.S. in 2001, a market growing at 15% annually.

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EGX derives its revenues from transaction processing fees, net of commissions paid to certain selling agents, and/or for services such as non-bank wire transfer services.

More information is available from EGX Funds Transfer, Inc., Boulder, Colorado, 303/544-0044.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors, which could cause or contribute to such differences include, but are not limited to, factors detailed in EGX's Securities and Exchange Commission filings; completion of due diligence, shareholder approval, regulatory approvals, and certain other pre-closing conditions for all incomplete merger or acquisition transactions; economic downturns affecting the operations of the company, its subsidiaries, or companies proposed for merger or acquisition; the termination of previously announced acquisitions; delays or the inability to obtain regulatory approvals for previously announced acquisitions; the inability to initiate or complete any contemplated restructuring, offering, acquisition, disposition, or other transaction; and the unavailability of financing to complete management's plans and objectives. The forward-looking statements contained in this news release speak only as of the date hereof, and the Company disclaims any intent or obligation to update these forward-looking statements.